Exhibit 10.45

DEFERRED STOCK AGREEMENT

GRANTED TO	GRANT DATE	NUMBER OF DEFERRED SHARE UNITS	EMPLOYEE IDENTIFICATION NUMBER

1.This Grant. The individual named above (the “Employee”) has made a deferral election under the Executive Equity Deferral Program with respect to all or a portion of the equity granted on the Grant Date listed above.
In lieu of issuing a Restricted Stock Agreement, Apogee Enterprises, Inc., a Minnesota corporation (the “Company”), hereby grants to the Employee, as of the above grant date and on the terms and conditions set forth in this deferred stock unit agreement (the “Agreement”), the Apogee Enterprises, Inc. 2019 Stock Plan, as amended from time to time (the “Stock Plan”) and the Executive Equity Deferral Program, the number of units set forth above (the “Units”) representing the right to receive that number of shares of Common Stock (the “Shares”) that the Employee has elected to defer. Capitalized terms used in this Agreement which are not defined herein shall have the respective meanings given to such terms in the Stock Plan and the Executive Equity Deferral Program.
2.Rights With Respect to the Units. The Employee shall not have any rights of a holder of Shares unless and until Shares are actually issued to the Employee after vesting as provided in this Agreement. Notwithstanding the foregoing, with respect to any dividends declared after the Grant Date:
a.The Employee shall accrue a Dividend Equivalent amount in the form of a credit of stock units as of the last business day of the calendar quarter in which the dividend was paid. The number of stock units credited shall be the number equal to that number of units (rounded to the nearest one‑hundredth of a unit) having a Fair Market Value on the last business day of the applicable calendar quarter to the amount of the dividend that would have been payable on the number of shares of Common Stock equal to the number of stock units (whether vested or unvested) credited to the Employee’s Deferred Stock Account on the applicable record date.
b.All accrued Dividend Equivalent amounts shall be subject to the same vesting, forfeiture and deferred payment terms as if they had been awarded on the Grant Date. In all events, (i) the Employee shall not be entitled to Dividend Equivalent amounts with respect to dividends declared prior to the Grant Date; and (ii) all Dividend Equivalent amounts accumulated with respect to units that do not vest and become payable shall also be irrevocably forfeited.
3.Vesting and Forfeiture. Except as provided below, the Units shall vest as follows:
Please refer to Appendix: Vesting Schedule
Termination of Employment. Upon the Employee’s Termination of Employment, any remaining unvested Units shall cease vesting immediately, and shall be irrevocably forfeited on the 30th day following the Employee’s Termination of Employment, unless vesting is accelerated as provided below.
Retirement or Involuntary Termination Without Cause. In the event the Employee incurs an involuntary Termination of Employment by the Company without Cause, or a voluntary Termination of Employment by reason of the Employee’s Retirement, the Committee reserves the right, exercisable by the Committee prior to or within 30 days following the date of the Employee’s Termination of Employment, to cause vesting of the remaining unvested Units to be accelerated, in whole or in part, as of the date of such Termination of Employment.
Disability or Death. In the event the Employee incurs a Termination of Employment by reason of the Employee’s Disability or death, any remaining unvested Units shall vest as of the date of such Disability or death.
Change in Control. In the event of a Change in Control of the Company and the Employee simultaneously or subsequently incurs a Termination of Employment by the Company without Cause, or by the Employee for Good Reason, any remaining unvested Units shall vest as of the date of such Termination of Employment.
The terms “Cause,” “Good Reason,” and “Termination of Employment” are defined in the attached Exhibit A.
4.Recoupment. The Employee acknowledges, understands and agrees that, notwithstanding anything to the contrary contained herein, the Units may be subject to forfeiture or recoupment, in whole or in part, at the direction of the

Company’s Board of Directors (the “Board”) if, in the judgment of the Board, events have occurred that are covered by the Company’s Clawback Policy (as it exists on the date hereof, and as it may be amended from time to time by the Board, the “Clawback Policy”) and the Board further determines, in its sole discretion, that forfeiture or recoupment of all or part of the Units is appropriate under all of the circumstances considered by the Board. A copy of Clawback Policy may be obtained from the General Counsel upon the Employee’s request.
5.Payment and Issuance of the Shares. Units that have become vested (together with corresponding Dividend Equivalents) shall be credit to a Deferred Stock Account and become payable in accordance with the terms and conditions of the Employee’s Stock Deferral Election under the Executive Equity Deferral Program. Notwithstanding the foregoing, if the Employee’s Stock Deferral Election provides for a Maturity Date that precedes the vesting the Units, such Units shall not become payable until the Units vest (subject to compliance with Section 409A of the Code as provided below).
6.Section 409A. Notwithstanding anything in this Agreement, due to the Employee’s Stock Deferral Election, this award constitutes “deferred compensation” subject to Section 409A of the Internal Revenue Code (the “Code”). Accordingly, this award will not be payable or distributable upon a Change in Control unless the Company determines in good faith that the Change in Control meets the definition of a change in ownership or effective control (or change in ownership of a substantial portion of assets) in Section 409A(a)(2)(A)(v) of the Code and applicable guidance thereunder. Moreover, this award will not be become payable or distributable upon a Termination of Employment unless the Company determines that such event is a Separation from Service as defined in the Executive Equity Deferral Program and within the meaning of Section 409A of the Code.
Further, if the Employee is a Specified Employee whose Maturity Date is a Retirement or Termination, actual payment shall not commence earlier than the six-month anniversary of the Employee’s Retirement or Termination, except in case of the Employee’s death.
7.Restrictions on Transfer. The Units, the right to Dividend Equivalents, and the right to receive Shares may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of or encumbered, other than by descent in accordance with the beneficiary designation procedures in the Executive Equity Deferral Program, and no attempt to transfer the Units, the right to Dividend Equivalents and the right to receive the Shares, whether voluntary or involuntary, by operation of law or otherwise, shall vest the transferee with any interest or right in or with respect to the Units, Dividend Equivalents or the Shares.
8.Income Taxes. The Employee is liable for any federal, state and local income or other taxes applicable upon the receipt of the Shares, the lapse of restrictions relating to the Shares or the subsequent disposition of any of the Shares, and the Employee acknowledges that he or she should consult with his or her own tax advisor regarding the applicable tax consequences.
9.Acknowledgment. This award shall not be effective until the Employee dates and signs the form of Acknowledgment below and returns a signed copy of this Agreement to the Company. By signing the Acknowledgment, the Employee agrees to the terms and conditions of this Agreement, the Stock Plan and the Executive Equity Deferral Program, and further acknowledges receipt of a copy of the prospectus related to the Stock Incentive Plan.

ACKNOWLEDGMENT:	APOGEE ENTERPRISES, INC.

EMPLOYEE'S SIGNATURE	[NAME] [TITLE]

DATE	DATE